Exhibit 21.1

Subsidiaries of

Bricktown Brewery Restaurants LLC

Jurisdiction of Incorporation
BT Concepts, LLC	Oklahoma
BT Concepts Shawnee LLC	Oklahoma
EBGG-JV, LLC	Oklahoma
RP Ops LLC	Oklahoma
Truckburger LLC	Oklahoma
BT Concepts Owasso LLC	Oklahoma
BT Concepts Broken Arrow LLC	Oklahoma
BT Concepts Tulsa LLC	Oklahoma
421 SW 26th Street LLC	Oklahoma
BTB Brewing Company LLC	Oklahoma
Beer Tap Management LLC	Oklahoma
BT Concepts El Paso LLC	Texas
BT Concepts Fort Smith LLC	Arkansas
BT Concepts Wichita LLC	Kansas
BT Concepts Rock Road, LLC	Kansas
BT Concepts Wichita Falls LLC	Texas
BT Concepts Amarillo LLC	Texas
BT Concepts Texas Beverages LLC	Texas